Allgemeine

Allgemeine Gold- und Silberscheideanstalt AG | Postfach 10 01 40 | 75101 Pforzheim | Germany

Allgemeine Gold- und Silberscheideanstalt AG
Kanzlerstrasse 17 | 75175 Pforzheim | Germany

Dr. Bernhard Fuchs
Member of the Board of Directors
Phone +49 7231 960- 331
Fax +49 7231 687- 40
b.fuchs@allgemeine-gold.de
www.allgemeine-gold.de

By Courier
Attn. Mr David Neuberg
Karat Platinum, LLC
7 Manor Lane
Lawrence, New York 11559
USA

29 June 2007

Dear David

Our Cooperation regarding the ALLOY

During the last few days, we have discussed several options regarding the existing "Cooperation and License Agreement", which was signed on 13 January 2004 and amended thereafter (the "Agreement"). We have discussed also the fact that the agreed minimum purchase volume in the year 2006 has not been reached, and that Karat Platinum has not paid the liquidated damages in accordance with section C.3 of the Agreement. In this respect, we have come to the conclusion that Karat Platinum shall pay the amount of EUR 20,000 (as "liquidated damages" in accordance with section C.3 of the Agreement, for not having reached the minimum quantities in the year 2006), which would have the consequence that ...

> *"... AGOSI's exclusivity obligations under Section B.2 shall be reinstated and AGOSI's sales obligations shall revert to those set forth in Section B.1.1 and KARAT's purchase obligations under Sections C.1 and C.2 shall be automatically reinstated."* (quotation from the last sentence of section C.3 of the Agreement).

I kindly ask you to confirm this understanding by signing the enclosed second copy of this letter and sending it back to me, and paying the agreed amount of EUR 20,000 by 31 July 2007. If this is not made within this deadline, this understanding would become automatically null and void. In this event, we reserve our rights, in particular to request the payment of the full amount of the liquidated damages in accordance with section C.3 of the Agreement.

The terms and conditions of the Agreement (in its amended form) shall remain unaffected hereby.

Yours sincerely

Dr. Bernhard Fuchs

Agreed and Confirmed:

Lawrence, NY, this 2ND day of JULY 2006

Karat Platinum, LLC represented by David Neuberg

[signature of David Neuberg]